PROGEN
                                                              INDUSTRIES LIMITED


MONDAY JUNE 30TH 2003


                PROGEN ACHIEVES OBJECTIVES OF SHARE PURCHASE PLAN

BRISBANE,  AUSTRALIA  MONDAY  JUNE  30TH  2003, Progen Industries Ltd (ASX: PGL,
Nasdaq: PGLAF) announced today the successful completion of a shareholders' share purchase plan and private placement raising AUD$3.5M, which is in excess of original expectations.

The company believes that raising this level of investment in the current climate is an excellent result. "We are delighted at the outcome because any substantial financing activity is especially significant given the current state of the capital markets. Our objective for this funding round has been achieved. Furthermore, it is a signal by the market that Progen's roadmap for achieving our aggressive milestones in the next 12 months is appreciated and realistic." said Stephen Chang, Progen's Chairman. The company's Managing Director Lewis Lee added. "Our ability to raise funds in today's environment is a strong validation of our core competency in drug development, execution plan and prospects for future growth through commercialisation of our significant R&D investments."

The funds raised will be applied to aggressively advance the development and commercialisation of PI-88, the company's lead drug candidate. PI-88 is currently undergoing an international Phase I/II clinical trial program in the US, Australia and Taiwan. In the US Phase I clinical trial PI-88 is showing sustained disease stabilization in several patients with advanced cancers in whom there are few effective treatment options (reported in May 7th press release). Supporting the use of anti-angiogenic drugs such as PI-88 to interfere with the growth of cancer cells, were the promising results obtained with Avastin (an inhibitor of vascular endothelial growth factor) in colorectal cancer that were recently presented by Genentech at the American Society of Clinical Oncology conference in Chicago. In contrast, PI-88 is an inhibitor of another important angiogenic factor, basic fibroblast growth factor (as well as heparanase, a modulator of metastasis). These results and several other promising new cancer therapies have helped increase awareness of the field of angiogenesis, and to PI-88 as a new potential cancer drug.

The Company remains committed to a strategy of developing R&D competencies and clinical candidates to the stage where in house projects can be either partnered or licensed. The clinical data package for PI-88 is gaining sufficient momentum to attract a licensing deal with either a pharmaceutical or biotechnology company and this opportunity will be aggressively pursued in the immediate future.

ENDS

KEYWORDS - Progen, cancer, PI-88, phase I, phase II, clinical trials, melanoma, solid tumours.

WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:

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
International Results Validate Progen's Strategy   www.progen.com.au/news/latest_news.cfm?item=295.0
                                                   -------------------------------------------------
Additional Results Support Trial Program           www.progen.com.au/news/latest_news.cfm?item=293.0
                                                   -------------------------------------------------
Progen to manufacture Peplin Compound              www.progen.com.au/news/latest_news.cfm?item=289.0
                                                   -------------------------------------------------
Contract with US based Sequella Inc.               www.progen.com.au/news/latest_news.cfm?item=286.0
                                                   -------------------------------------------------
Half-year report (PDF download available)          www.progen.com.au/news/latest_news.cfm?item=288.0
                                                   -------------------------------------------------
PI-166 Liver Cancer trial Commences                www.progen.com.au/news/latest_news.cfm?item=285.0
                                                   -------------------------------------------------
Progen reports 58% increase in revenue             www.progen.com.au/news/latest_news.cfm?item=282.0
                                                   -------------------------------------------------
PI-88 mode of action                               www.progen.com.au/researchdevelopment/pi-88.cfm
                                                   -----------------------------------------------
Progen Industries Ltd.                             www.progen.com.au
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ABOUT PROGEN:
Progen Industries Limited is an Australian biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of various diseases. Progen's three key areas of expertise are:

     - CLINICAL DEVELOPMENT via a comprehensive international clinical trials programme involving its lead compound PI-88 and clinical development of PI-166 for end stage liver cancer.
     - DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
     - COMMERCIAL SERVICES INCLUDING the manufacture of biopharmaceutical products to world-class standards and distribution of high technology consumable products for large multinational and biotechnology clients.


CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                            Lewis Lee
Business Development Manager              Managing Director
Progen Industries Limited                 Progen Industries Limited
Ph:  61 7 3273 9100                       Ph: 61 7 3273 9100


PROGEN FINANCIAL INFORMATION:             MEDIA: UNITED STATES OF AMERICA
Milton McColl                             Stephen Anderson
Chief Financial Officer                   Six Sigma Group
Progen Industries Limited                 San Francisco, USA
Ph:  61 7 3273 9100                       Ph: 1 415 776 6499



PATIENT ENQUIRY LINE
Tel: 0417 436 548
Email: research@progen.com.au
       ----------------------


THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON CURRENT
MANAGEMENT  EXPECTATIONS.  THESE  STATEMENTS  MAY  DIFFER MATERIALLY FROM ACTUAL
FUTURE  EVENTS  OR  RESULTS  DUE  TO  CERTAIN RISKS AND UNCERTAINTIES, INCLUDING
WITHOUT  LIMITATION,  RISKS  ASSOCIATED  WITH  DRUG DEVELOPMENT AND MANUFACTURE,
RISKS  INHERENT  IN  THE  EXTENSIVE  REGULATORY APPROVAL PROCESS MANDATED BY THE
UNITED  STATES FOOD AND DRUG ADMINISTRATION AND THE AUSTRALIAN THERAPEUTIC GOODS
ADMINISTRATION,  DELAYS  IN  OBTAINING  THE  NECESSARY  APPROVALS  FOR  CLINICAL
TESTING,  PATIENT  RECRUITMENT, DELAYS IN THE CONDUCT OF CLINICAL TRIALS, MARKET
ACCEPTANCE  OF  PI-88,  PI-166  AND  OTHER DRUGS, FUTURE CAPITALS NEEDS, GENERAL
ECONOMIC  CONDITIONS,  AND  OTHER  RISKS AND UNCERTAINTIES DETAILED FROM TIME TO
TIME  IN THE COMPANY'S FILINGS WITH THE AUSTRALIAN STOCK EXCHANGE AND THE UNITED
STATES  SECURITIES AND EXCHANGE COMMISSION.  MOREOVER, THERE CAN BE NO ASSURANCE
THAT  OTHERS  WILL  NOT  INDEPENDENTLY  DEVELOP SIMILAR PRODUCTS OR PROCESSES OR
DESIGN AROUND PATENTS OWNED OR LICENSED BY THE COMPANY, OR THAT PATENTS OWNED OR
LICENSED  BY  THE  COMPANY  WILL  PROVIDE  MEANINGFUL  PROTECTION OR COMPETITIVE
ADVANTAGES.


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